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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    FAIRFAX FINANCIAL HOLDINGS LIMITED        Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              HUB INTERNATIONAL LIMITED; HBG      (Month/Day/Year)
     (Last)     (First)     (Middle)             06/17/02                ----------------------------------
    95 WELLINGTON STREET WEST, SUITE 800   ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person(s) to Issuer            7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
TORONTO       ONTARIO, CANADA  M5J2N7         Person (Voluntary)               Director     X    10% Owner      Applicable Line)
--------------------------------------                                   -----            -----                     Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)        X    Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect                   Ownership (Instr. 5)
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    COMMON SHARES                                11,232,870                      Indirect                   5,754,517 BY ODYSSEY
                                                                                                            REINSURANCE CORPORATION,
                                                                                                            5,301,498 BY UNITED
                                                                                                            STATES FIRE INSURANCE
                                                                                                            COMPANY AND 176,855 BY
                                                                                                            FAIRFAX FINANCIAL
                                                                                                            HOLDING LIMITED
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Reminder: Report on a separate line for each class of securities beneficially owned indirectly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

TRDOCS01/60179.1                                                                                                         Page 1 of 3
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:




                                                                                 FAIRFAX FINANCIAL HOLDINGS LIMITED


**    Intentional misstatements or omissions of facts constitute                 /s/ Bradley P. Martin                June 20, 2002
      Federal Criminal Violations.                                               -----------------------------------  --------------
                                                                                 BY: BRADLEY P. MARTIN                     Date
      See 18 U.S.C. 1001 and 15 U.S.C. 78 ff(a).                                     VICE PRESIDENT

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

TRDOCS01/60179.1
                                                                                                                         Page 2 of 3
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FORM 3 (CONTINUED)

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                              SIGNATURE PAGE AND JOINT FILER INFORMATION FOR ADDITIONAL REPORTING PERSONS
                                      DESIGNATED FILER: FAIRFAX FINANCIAL HOLDINGS LIMITED
 RELATIONSHIP TO ISSUER OF EACH REPORTING PERSON: 10% HOLDER (IN ADDITION, V. PREM WATSA IS A DIRECTOR AND CHAIRMAN OF THE BOARD OF
                                                       DIRECTORS OF THE ISSUER)

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                                                                                    DATE OF EVENT
                                                                                      REQUIRING               SIGNATURE OF
      REPORTING PERSON               ADDRESS                ISSUER (SYMBOL)           STATEMENT             REPORTING PERSON
--------------------------- --------------------------- ------------------------ -------------------- -----------------------------
V. PREM WATSA                95 Wellington Street West  ODYSSEY RE HOLDINGS      June 20, 2002
                             Suite 800, Toronto         CORP. ("ORH")                                 BY:     /s/  V. Prem Watsa
                             Ontario, Canada                                                                  ------------------
                             M5J 2N7                                                                  NAME:   V. Prem Watsa
                                                                                                      TITLE:  President


THE SIXTY TWO INVESTMENT     1600 Cathedral Place       ODYSSEY RE HOLDINGS      June 20, 2002
COMPANY LIMITED              925 West Georgia St.       CORP. ("ORH")
                             Vancouver, British                                                       BY:     /s/  V. Prem Watsa
                             Columbia, Canada V6C 3L3                                                         ------------------
                                                                                                      NAME:   V. Prem Watsa
                                                                                                      TITLE:  President


810679 ONTARIO LIMITED       95 Wellington Street West  ODYSSEY RE HOLDINGS      June 20, 2002
                             Suite 800, Toronto         CORP. ("ORH")
                             Ontario, Canada                                                          BY:     /s/  V. Prem Watsa
                             M5J 2N7                                                                          ------------------
                                                                                                      NAME:   V. Prem Watsa
                                                                                                      TITLE:  President


FAIRFAX FINANCIAL HOLDINGS   95 Wellington Street West  HUB INTERNATIONAL        June 20, 2002        BY:     /s/  Bradley P. Martin
LIMITED                      Suite 800, Toronto         LIMITED ("HBG")                                       ----------------------
                             Ontario, Canada                                                          NAME:   Bradley P. Martin
                             M5J 2N7                                                                  TITLE:  Vice President


ODYSSEY REINSURANCE          300 First Stamford Place   HUB INTERNATIONAL        June 20, 2002        BY:     /s/  Donald L. Smith
CORPORATION                  Stamford, Connecticut      LIMITED ("HBG")                                       --------------------
                             06902                                                                    NAME:   Donald L. Smith
                                                                                                      TITLE:  Senior Vice President


UNITED STATES FIRE           305 Madison Avenue         HUB INTERNATIONAL        June 20, 2002        BY:     /s/  Dennis J. Hammer
INSURANCE COMPANY            Morristown, New Jersey     LIMITED ("HBG")                                       ---------------------
                             07962                                                                    NAME:   Dennis J. Hammer
                                                                                                      TITLE:  Senior Vice
                                                                                                      President/Controller

--------------------------- --------------------------- ------------------------ -------------------- -----------------------------
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